Exhibit 99.2

151 Farmington Avenue Hartford, Conn. 06156	Media Contact: Fred Laberge 860-273-4788 labergear@aetna.com

Investor Contact:
David W. Entrekin 860-273-7830 entrekind@aetna.com
News Release _________________________________________________________
AETNA CHIEF FINANCIAL OFFICER ALAN M. BENNETT TO RETIRE
HARTFORD, Conn., April 27, 2006 — Aetna (NYSE: AET) today announced that Aetna Senior Vice President and Chief Financial Officer Alan M. Bennett plans to retire in the first quarter of 2007. The company intends to conduct a comprehensive search for a replacement and Bennett will assist in the process to assure an orderly transition. He will continue to manage the Finance organization until a successor is named. Both internal and external candidates will be considered. Bennett, 55, has been CFO since 2001.
“We greatly appreciate Alan’s many contributions and respect his decision to retire early next year,” said John W. Rowe, M.D., executive chairman. “Alan has played a critical leadership role in helping to engineer Aetna’s financial turnaround and repositioning the company for profitable growth.”
“During his tenure, Alan has built a very strong record of success, improving operational controls and processes in the Finance organization, as well as leading efforts to help us achieve a more competitive cost structure,” said Ronald A. Williams, CEO and president. “I look forward to working with him to find a worthy successor and wish him well in his retirement and future challenges.”
Bennett joined Aetna in 1995 as chief financial officer of Aetna Business Resources, the company’s administrative services organization. He was promoted to vice president and director of Internal Audit in 1997 and was named vice president and corporate controller in 1998. A graduate of Susquehanna University, Bennett holds a B.S. degree in Accounting and is a Certified Public Accountant. He is on the Board of Directors and Audit Committee of Bausch & Lomb (NYSE-BOL). Before joining Aetna, he held positions of increasing responsibility at Pirelli Armstrong Tire Corporation.

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Aetna is one of the nation’s leading diversified health care benefits companies, serving approximately 28.3 million people with information and resources to help them make better informed decisions about their health care. Aetna offers a broad range of traditional and consumer-directed health insurance products and related services, including medical, pharmacy, dental, behavioral health, group life, long-term care and disability plans, and medical management capabilities. Our customers include employer groups, individuals, college students, part-time and hourly workers, health plans and government-sponsored plans. www.aetna.com